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                                                                   EXHIBIT 10.14

                             LOSS PORTFOLIO TRANSFER
                              REINSURANCE CONTRACT
                               EFFECTIVE: 01/01/04

                                    Issued to

                      Evergreen National Indemnity Company
                                 Columbus, Ohio
                   (hereinafter referred to as the "Company")

                                       By

                             Century Surety Company
                                 Columbus, Ohio
                  (hereinafter referred to as the "Reinsurer")


ARTICLE I - BUSINESS REINSURED

By this Contract the Reinsurer agrees to reinsure the Ultimate Net Loss which has accrued to the Company on losses occurring on or before the effective date of this Contract under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") issued or renewed prior to the effective date hereof and classified by the Company as Property and Casualty, Workers' Compensation and Commercial Auto, subject to the terms, conditions and limitations hereinafter set forth.

ARTICLE II - TERM

This Contract shall become effective on January 1, 2004, and remain in force until all outstanding loss and assignable loss adjustment expense covered under this Contract has been settled or commuted in accordance with the provisions of this Contract.

ARTICLE III - DEFINITIONS

A. "Ultimate net loss" as used herein is defined as the sum or sums (including assignable loss adjustment expense, as hereinafter defined), and unrecoverable reinsurance for outstanding losses, including incurred but not reported losses paid by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance; provided, however, that in the event of the insolvency of the Company, payment by the Reinsurer shall be made in accordance with the provisions of Article XIV. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.


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B.       "Assignable loss adjustment expense" as used herein shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and /or appeal of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Assignable loss adjustment expense shall include, but not be limited to, interest on judgments, expenses of outside adjusters, and declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto, but shall not include office expenses or salaries of the Company's regular employees. If the Company elects or is forced to hire a claims handling company to manage its claims, then the cost of such shall be excluded from assignable loss adjustment expense.

ARTICLE IV - LOSS NOTICES, SETTLEMENTS AND PAYMENTS

A. Losses shall be reported as hereinafter provided, except that the Company shall promptly notify the Reinsurer of any unusual circumstances affecting the Reinsurer's liability hereunder.

B. All loss settlements made by the Company, provided they are within the terms of this Contract shall be binding upon the Reinsurer. The Reinsurer agrees to pay all amounts for which it may be liable as provided in Article VII.

ARTICLE V - SALVAGE AND SUBROGATION

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such right.

ARTICLE VI - REINSURANCE CONSIDERATION

As consideration for the reinsurance provided hereunder the Company shall deliver to the Reinsurer in cash or in securities acceptable to the Reinsurer an amount equal to the sum of the following:

         $3,511,058 representing case reserves as shown in Exhibit A known as of the effective date, net of treaty reinsurance;

         $2,049,689 representing incurred but not reported reserves ("IBNR") reserve agreed to by the parties.


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ARTICLE VII - REPORTS AND REMITTANCES

A. Within 45 days after the end of each calendar quarter during the term of this Contract, the Company shall report to the Reinsurer the following:

         1. Summary of paid losses and assignable loss adjustment expense paid during the quarter;

         2. Summary of case outstanding losses and assignable loss adjustment expense as of the end of the quarter, including a report of the carried incurred by not reported amounts;

         3. Any other information needed by the Reinsurer to evaluate this Contract which is reasonably available to the Company.

The loss information shall be segregated by line of business and accident (report) year.

B. The Reinsurer shall pay losses within 30 days after receipt of the Company's quarterly report or within 75 days after the end of each calendar quarter, whichever is later.

ARTICLE VIII - NON-PAYMENT OF PREMIUM

The Reinsurer may terminate this Contract with 30 days prior written notice, and shall have no liability hereunder, in the event the Company fails to pay any reinsurance consideration for any reason, including insolvency, within ten business days of the date such consideration is due. The Company may avoid termination by paying any and all amounts that are delinquent on or before the effective date of termination.

ARTICLE IX - OFFSET

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with applicable law.

ARTICLE X - ACCESS TO RECORDS (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable to all records of the Company which pertain in any way to this reinsurance.

ARTICLE XI - NET RETAINED LINES (BRMA 32B)

A. This Contract applies only to that portion of any policy which the Company retains net for its own account, and in calculating the amount of any loss hereunder and also



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         in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether such inability arises from the insolvency of such other reinsurers(s) or otherwise.

ARTICLE XII - ERRORS AND OMISSIONS (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.

ARTICLE XIII - TAXES (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereunder when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE XIV - INSOLVENCY

A. In the event of the insolvency of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the company with diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.


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B.       It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except
         (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.

ARTICLE XV - ARBITRATION

A. As a condition precedent to any right of action, hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterest executive officers of insurance or reinsurance companies. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

D. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the State of Ohio.


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ARTICLE XVI - SERVICE OF SUIT (BRMA 49D)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, the Reinsurer hereby designates the Superintendent, Commissioner or Director of Insurance or other officer specified for the purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon who may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.

ARTICLE XVII - GOVERNING LAW

The Contract shall be governed by and construed in accordance with the laws of the State of Ohio.

ARTICLE XVIII - AGENCY AGREEMENT

If more than one reinsured company is named as a party to this Contact, Century Surety Company shall be deemed the agent of the other reinsured companies for the purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


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IN WITNESS WHEREOF, the parties hereto by their respective duly authorized representatives have executed this Contract as of the dates undermentioned at:

Columbus, Ohio, this ________ day of ________________________ in the year _____.

                           _____________________________________________________
                           Evergreen National Indemnity Company

Columbus, Ohio, this ________ day of ________________________ in the year _____.

                           _____________________________________________________
                           Century Surety Company


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